UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):              December 27, 2007 (December 24, 2007)

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

       138 Putnam Street, P.O. Box 738, Marietta, Ohio  45750-0738
(Address of principal executive offices) (Zip Code)

                                 (740) 373-3155
(Registrant's telephone number, including area code)

                    Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

As previously disclosed in "Note 8. Contingent Liabilities" of the Notes to the Unaudited Consolidated Financial Statements included in "ITEM 1:  FINANCIAL STATEMENTS" of PART I, and in "ITEM 1:  "LEGAL PROCEEDINGS" of PART II, of the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 of Peoples Bancorp Inc.  (the "Registrant"), Peoples Bank, National Association ("Peoples Bank"), the national bank subsidiary of the Registrant, has been undergoing an examination by the Ohio Department of Taxation (the "Department") of Peoples Bank's Ohio Corporation Franchise Tax (“Franchise Tax”) reports related to the fiscal years ended December 31, 2002 through 2005.  In addition, the Department has been examining other subsidiaries of the Registrant for the same periods.  The Registrant and its subsidiaries (collectively, "Peoples") have entered into a settlement agreement with the Tax Commissioner of the State of Ohio (the "Commissioner") in order to resolve that and related controversies concerning Peoples' Franchise Tax liability and associated calculations for the 2002 through 2008 tax years (the fiscal years ended December 31, 2001 through 2007).  Under the terms of the settlement agreement, which was executed by the Commissioner on December 20, 2007 and on behalf of Peoples on December 24, 2007, Peoples paid approximately $190,000 on December 26, 2007 in full settlement of Peoples’ aggregate, additional Franchise Tax liability for the 2002 through 2007 tax years.  The August 23, 2006 assessment issued by the Department, in the amount of approximately $1,440,000 with respect to Peoples Bank's Franchise Tax liability for the 2002 tax year (the fiscal year ended December 31, 2001), will be adjusted to reflect the settlement.  As a result of the settlement, Peoples will record an adjustment to Peoples' tax reserves which is expected to decrease franchise tax expense for the fourth quarter of fiscal 2007 (the fiscal quarter ended December 31, 2007) by approximately $782,000, which will increase Peoples income after taxes by approximately $508,000 or $0.05 per common share, on a diluted basis.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.
Dated: December 27, 2007	By: /s/	CAROL A. SCHNEEBERGER
Carol A. Schneeberger
Chief Financial Officer and Treasurer